Exhibit 5.1

April 28, 2006

FLORIDA EAST COAST INDUSTRIES, INC.

Florida East Coast Industries, Inc.

One Malaga Street

St. Augustine, Florida 32085

Ladies and Gentlemen:

I am General Counsel of Florida East Coast Industries, Inc. (the “Registrant”) and render this opinion in connection with the preparation and filing of the Registrant’s Registration Statement on Form S-8 with exhibits thereto (the “Registration Statement”). The Registration Statement is to be filed with the Securities and Exchange Commission and relates to the registration under the Securities Act of 1933, as amended (the “1933 Act”), of an aggregate of 3,431,481 shares of the Registrant’s Common Stock, no par value, issuable pursuant the following plans: Florida East Coast Industries, Inc. 1998 Stock Incentive Plan, as amended, effective October 1, 1999 and May 16, 2002; 2002 Stock Incentive Plan (as amended and restated effective June 2, 2005); Florida East Coast Industries, Inc. Employee Stock Purchase Plan; Stock Award Agreements dated March 28, 2005 between Florida East Coast Industries, Inc. and Adolfo Henriques, and 100,405 shares of vested restricted Common Stock and 31,993 shares of Common Stock pursuant to options granted pursuant to such plans (collectively, the “Shares”).

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

For purposes of rendering this opinion, I have examined the originals, certified copies or copies otherwise identified to my satisfaction as being true copies of the Plan and such other documents as I have deemed necessary or appropriate for the purpose of this opinion. In rendering this opinion, I also have made the assumptions that are customary in opinion letters of this kind. I have not verified any of those assumptions.

Based on the foregoing, I am of the opinion that the Shares have been duly and validly authorized and reserved for issuance, and that those Shares which have been issued are, and those Shares which are issuable, when issued under the terms of the stock award agreements, will be, assuming no change in the applicable law or pertinent facts, validly issued, fully paid and nonassessable.

The opinions expressed in this opinion letter are limited to the law of the State of Florida and federal law of the United States. The foregoing opinions are rendered as of the date of this letter. I assume no obligation to update or supplement any of such opinions to reflect any changes of law or fact that may occur.

This opinion letter is being furnished solely in connection with the Registration Statement and may not be relied on in any other connection, or by any other person for any purpose, without my specific prior written consent. I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving my consent I do not admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ Heidi J. Eddins
Heidi J. Eddins
Executive Vice President,
Secretary and General Counsel